NRCI Announces Third Quarter Results

November 7, 2006

Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
THIRD QUARTER RESULTS AND FOURTH QUARTER DIVIDEND

Company Reports Record Revenue and Earnings

LINCOLN, Nebraska (November 7, 2006) — National Research Corporation (NASDAQ/NM:NRCI), a leader in healthcare performance measurement, today announced results for the third quarter and nine months ended September 30, 2006.

•	Quarterly revenues increased by 31% over the third quarter 2005
•	Quarterly net new sales were $2.5 million
•	Quarterly net income was up 15%
•	Quarterly earnings per share growth equaled 17%

        Revenues for the quarter ended September 30, 2006, were $13.3 million, compared with revenues of $10.1 million for the same period in 2005, an increase of 31%. Net income for the quarter ended September 30, 2006, was $2.3 million, or $0.34 per basic and diluted share, compared with net income of $2.0 million, or $0.29 per basic and diluted share, in the prior year period. Earnings per share for the quarter ended September 30, 2006, were negatively impacted by $0.02 per share as a result of the effect of Statement of Financial Accounting Standards (“SFAS”) No. 123R adopted in the first quarter 2006.

        Revenues for the nine months ended September 30, 2006, were $33.5 million compared with revenues of $23.9 million for the same nine-month period of 2005. Net income for the nine months ended September 30, 2006, was $4.9 million, or $0.71 per basic and $0.70 per diluted share, compared with $3.7 million, or $0.52 per basic and diluted share, in the prior-year period. Earnings per share for the nine months ended September 30, 2006, were negatively impacted by $0.06 per share as a result of the effect of the Company’s adoption of SFAS No. 123R.

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NRCI Announces Third Quarter Results

November 7, 2006

        Commenting on the results Patrick E. Beans, chief financial officer of National Research Corporation, remarked, “Achieving record revenues and earnings in the quarter builds upon our solid performance throughout the year and points toward a record 2006 with strong momentum going into 2007.”

        The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.10 (ten cents) per share, payable December 29, 2006, to shareholders of record as of the close of business on December 8, 2006.

        In closing, Michael D. Hays, chief executive officer of National Research Corporation, said, “Our performance in the third quarter represented a balanced contribution from all of our business units, including our recent acquisition, The Governance Institute. This suggests we have an effective, producing platform in place for the coming years.”

        A listen-only simulcast of National Research Corporation’s third quarter conference call will be available online at www.earnings.com on November 8, 2006, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately an hour later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement and improvement services to the healthcare industry in the United States and Canada.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Third Quarter Results

November 7, 2006

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$13,313	$10,132	$33,453	$23,878
Operating expenses:
Direct expenses	5,761	4,018	14,841	9,840
Selling, general and administrative	2,960	2,331	9,009	6,606
Depreciation and amortization	600	456	1,570	1,334

Total operating expenses	9,321	6,805	25,420	17,780

Operating income	3,992	3,327	8,033	6,098
Other income (expense):
Interest income	18	129	156	369
Interest expense	(225)	(101)	(317)	(303)
Other, net	7	18	(17)	(10)

Total other income (expense)	(200)	46	(178)	56
Income before income taxes	3,792	3,373	7,855	6,154
Provision for income taxes	1,450	1,344	2,977	2,452

Net income	$2,342	$2,029	$4,878	$3,702

Net income per share, basic	$0.34	$0.29	$0.71	$0.52

Net income per share, diluted	$0.34	$0.29	$0.70	$0.52

Weighted average shares outstanding:
Basic	6,845	6,961	6,836	7,077
Diluted	6,986	7,056	6,951	7,152

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NRCI Announces Third Quarter Results

November 7, 2006

NATIONAL RESEARCH CORPORATION
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Sept 30, 2006	Dec. 31, 2005
ASSETS	(Unaudited)	(Audited)
Current Assets:
Cash and cash equivalents	$1,387	$844
Short-term investments	1,243	9,452
Accounts receivable, net	5,906	5,495
Other current assets	3,135	2,427

Total current assets	11,671	18,218
Net property and equipment	11,807	11,891
Other, net	36,787	14,566

Total Assets	$60,265	$44,675

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,287	$2,007
Deferred revenue	7,513	5,434
Accrued compensation	1,626	1,248
Notes payable	3,001	1,471
Income taxes payable	1,000	--

Total current liabilities	14,427	10,160
Non-current liabilities	9,514	1,922

Total Liabilities	23,941	12,082

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 7,827,370 in 2006 and 7,740,571 in 2005;
outstanding 6,889,458 in 2006 and 6,845,571 in 2005	8	8
Additional paid-in capital	21,370	20,046
Retained earnings	26,172	23,360
Unearned compensation	--	(433)
Accumulated other comprehensive income	472	300
Treasury stock	(11,698)	(10,688)

Total shareholders’ equity	36,324	32,593

Total liabilities and shareholders’ equity	$60,265	$44,675

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